Exhibit 10.2

Richard S. Ressler

4700 Wilshire Blvd.

Los Angeles, CA 90010 USA

323-860-9500

SUBSCRIPTION LETTER FOR SHARES

12 April 2018

To:	The Board of Directors

Presbia PLC

Ten Earlsfort Terrace

Dublin 2

D02 T380

Dear Sirs

Presbia PLC (the “Company”) - Subscription for Preferred Shares

I irrevocably and unconditionally apply for the allotment and issue to us of 100 preferred shares (of which the designations, rights and restrictions attached to such shares are set out in Schedule 1) of US$0.001 each in the capital of the Company (the “Preferred Shares”) for an aggregate purchase price of US$100,000 (the “Subscription Price”) subject to and in accordance with the Company’s articles of association.

Conditional upon the allotment to us of the Preferred Shares, I request and authorise you to enter my name in the register of members of the Company as the holder of the Preferred Shares.

This letter shall be governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Richard S. Ressler
Richard S. Ressler

PR169/001/AC#27145028.8

SCHEDULE 1

1.	Designation and Number

The series of preferred shares to be allotted and issued pursuant to the Offering will be designated as “series 1 redeemable preferred shares” (each a “Preferred Share” and together the “Preferred Shares”) and will be limited in number to 100 (one hundred) Preferred Shares.

2.	Voting Rights

The Preferred Shares shall not confer on the holders thereof the right to receive notice of, attend and vote at general meetings of the Company, however, any variation of the rights attached to the Preferred Shares may only be varied if the holders of at least 75 per cent., in nominal value, of the issued Preferred Shares, consent in writing to the variation or a special resolution passed at a separate general meeting of the holders of the Preferred Shares, sanctions the variation.

3.	Dividends

The Preferred Shareholders shall not carry a right to any dividend declared by the Company.  Notwithstanding this, no payment of dividends or distributions may be made to ordinary shareholders of the Company before the Preferred Shares have been redeemed in full.

4.	Liquidation

Upon the occurrence of a Liquidation, before any distribution or payment shall be made to the ordinary shareholders of the Company and subject to the rights of any of the Preferred Shares that may from time to time come into existence, the holders of Preferred Shares shall be entitled to be paid out of the surplus assets of the Company available for distribution after payment of the Company’s liabilities for each Preferred Share held by them, an amount equal to the Subscription Price (the “Preferred Share Distribution”). If upon a Liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Shares, then such assets (or consideration) shall be distributed among the Preferred Shareholders at the time outstanding, in proportion as nearly as may be to the full amounts to which they would have been otherwise respectively entitled.  After completion of payment in full of the Preferred Share Distribution, the remaining assets of the Company available for distribution, if any, shall be distributed to the ordinary shareholders pro-rata according to the number of ordinary shares held by them.

5.	Redemption

The unconditional unilateral right of the Company to redeem any Preferred Share in issue at any time for a redemption price equal to the Subscription Price and the Company will have the irrevocable authority to authorise and instruct the company secretary (or any other person appointed for the purpose by the directors) to redeem the Preferred Shares and to execute on behalf of the holders of Preferred Shares such documents as are necessary in connection with such redemption.

The Company will, subject to applicable law and with the approval of a majority of the independent directors of the Company, redeem any Preferred Share in issue at any time for a redemption price equal to the Subscription Price in the event of a Financing, Share Sale, Asset Sale or Restructuring. In the case of a Share Sale, Asset Sale or Restructuring, to the extent the holders of ordinary shares in the Company are entitled to any consideration they shall be entitled to receive the same form of consideration as the holders of Preferred Shares.

6.	Consents

Save where the taking of any of the following actions is determined by or within the control of the Company’s shareholders, and subject to applicable law, the Company shall not, without obtaining prior Preferred Shareholder Approval:

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(a)

effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Preferred Shares in a manner that adversely affects the rights, privileges or preferences of those shares or any series thereof;

(b)	amend, modify or repeal any provision of the Constitution in a manner that adversely affects the powers, preferences or rights of the Preferred Shares;
(c)	agree to any debt financing in an amount in excess of US$8,000,000 (such amount being the maximum amount payable by the company under the debt instruments);
(d)	execute a guarantee;
(e)	effect any Restructuring or Liquidation;
(f)	settle any lawsuit or civil investigation requiring the payment of more than US$1,000,000; or
(g)	execute any document or enter into any arrangement that has a potential liability to the Company in excess of US$1,000,000.

Additional Definitions

1.1	“Acting in Concert” has the meaning set out in the Irish Takeover Panel Act, 1997;
1.2	“Asset Sale” means the completion of a sale, lease, exclusive license, assignment or any other disposition of all or substantially all of the business and assets of the Company;
1.3	“Constitution” means the memorandum and articles of association of the Company;
1.4	“Financing” means any debt transaction with the Company pursuant to which it receives in excess of US$8,000,000;
1.5	“Liquidation” means a liquidation, dissolution or winding-up of the Company;
1.6	“Ordinary Shares” means the ordinary shares with a nominal value of US$0.001 each in the capital of the Company;
1.7	“Preferred Shareholder” means a holder of the Preferred Shares;
1.8	“Preferred Shareholder Approval” means the approval of the holder(s) of a majority in value of the Preferred Shares in issue;
1.9

“Restructuring” means any scheme of arrangement, consolidation or merger of, with or into any other corporation or other entity or person, or any other corporation reorganisation, other than any such transaction in which the shares of the Company immediately prior to such transaction continue to represent at least a majority of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such transaction;

1.10	“Sale” means an Asset Sale or a Share Sale;
1.11	“Share Sale” means the completion of any transaction whereby any person or group of persons Acting in Concert purchases the whole or a majority of the share capital of the Company.

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